UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2016

LIGAND PHARMACEUTICALS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road, Suite 200 La Jolla, CA	92037
(Address of principal executive offices)	(Zip Code)

(858) 550-7500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On January 8, 2016, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of December 17, 2015 (the “Merger Agreement”), Open Monoclonal Technology, Inc. (“OMT”) became a wholly-owned subsidiary of Ligand Pharmaceuticals Incorporated (“Ligand”).

As a result of the Merger, Ligand paid an aggregate of approximately $181.8 million in merger consideration, consisting of approximately $96.4 million in cash and $85.4 million in shares of Ligand’s common stock. The aggregate merger consideration amount was subject to certain adjustments, including amounts based on changes in OMT’s net working capital and cash amounts at closing. Ligand issued 793,594 shares of its common stock based on a 20-day volume-weighted average price of $107.6602 of its common stock calculated three days prior to closing.

The shares of common stock issued by Ligand as part of the merger consideration were issued pursuant to a private placement under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and only to those OMT stockholders or optionholders who are “accredited investors” as defined under Rule 501(a) thereof. Following the closing of the Merger, Ligand filed a Registration Statement on Form S-3 (the “Form S-3”) registering the resale of Ligand common stock issued as merger consideration. The Form S-3 became automatically effective and the shares issued as merger consideration became freely tradable by OMT stockholders immediately upon filing of the Form S-3.

Pursuant to the Merger Agreement, approximately $6.9 million (7.5% of the cash consideration for the Merger) and a number of Ligand common stock shares equal to 7.5% of the stock consideration for the Merger (the “Escrow Amount”) were deposited in escrow at the closing of the Merger to secure indemnification obligations of OMT and post-closing merger consideration adjustments (the “Escrow Fund”). The Escrow Fund will be released 15 months from the date of closing, less the aggregate amount of any pending claims as of such date.

Both Ligand and OMT agreed to customary representations, warranties and covenants in the Merger Agreement. OMT’s stockholders and optionholders agreed to indemnify Ligand for certain matters, including breaches of representations, warranties and covenants included in the Merger Agreement, up to the Escrow Amount, subject to certain exceptions.

In connection with the closing of the Merger, OMT’s former chief executive officer, Roland Buelow, will join Ligand as an employee and was granted Ligand stock options with an aggregate value of $2.0 million on the date of grant and performance stock units with an aggregate value of $18.0 million on the date of grant. Dr. Buelow’s performance stock units will vest based on achievement of certain milestones related to the OMT business, including annual revenues, research and development milestones and entering into new business relationships.

Dr. Buelow also entered into a noncompetition agreement with Ligand pursuant to which he agreed not to engage in any competitive activities for a period of two years following closing the Merger.

The foregoing description of the Merger and Merger Agreement contained in this Item 2.01 does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Ligand with the Securities and Exchange Commission on December 18, 2015, and is incorporated by reference herein.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 2.01 above with respect to the issuance of shares of Ligand common stock as part of the merger consideration is incorporated into this Item 3.02 by reference. At the time of issuance, the shares of common stock were not registered under the Securities Act or any state securities laws. Ligand relied on the exemption from the registration requirements of the Securities Act by virtue of Rule 506 of Regulation D promulgated under the Securities Act.

As described in Item 2.01 above, which is incorporated by reference into this item 3.02, Ligand filed the Form S-3 for the resale of the shares of common stock. The shares of common stock may not be offered or sold in the United States absent registration or exemption from registration under the Securities Act and any applicable state securities laws. Neither this Current Report on Form 8-K nor any of the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of Ligand.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements of OMT required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: January 8, 2016	By:	/s/ Charles Berkman
	Name:	Charles Berkman
	Title:	Vice President, General Counsel and Secretary